Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191637 on Form S-8 and Registration Statement No. 333-199176 on Form S-3, of our reports dated March 25, 2015, relating to the consolidated financial statements and financial statement schedules of Burlington Stores, Inc. and Subsidiaries and the effectiveness of Burlington Stores, Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Burlington Stores, Inc. for the year ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 25, 2015